(PRIME LOGO)	NEWS RELEASE

CONTACT:	Richard Szymanski (973) 808-7751

RELEASE:	April 29, 2004

Prime Hospitality Corp. Reports First Quarter Results

Fairfield, NJ — Prime Hospitality Corp. (NYSE:PDQ), a leading hotel owner, operator and franchisor, reported its results for the three months ended March 31, 2004.

Prime reported a net loss for the first quarter of 2004 of $2.9 million, or $.06 per share, compared to a loss of $6.6 million, or $.15 per share, for the first quarter of 2003. The first quarter of 2003 included a loss of $.05 per share from discontinued operations and a gain of $.01 per share from the retirement of debt.

‘Our first quarter results reflect the continued improvement in hotel demand,” said A.F. Petrocelli, chairman and CEO of Prime. “Our goal was to generate higher room rates, which we achieved through better yield management and less reliance on discount distribution channels. This resulted in improved operating margins and profitability. Looking forward, as business travel improves, we believe there is further rate potential.”

“During the quarter, we converted two full-service hotels in Fairfield and Secaucus, NJ to our Prime Hotels and Resorts brand. We are currently in the process of converting the 12 full-service hotels which we added through our new management agreement with Hospitality Properties Trust. By mid-year, we expect to have 15 Prime Hotels open in 10 states and we look forward to the opportunities this presents for all of our brands.”

Operating Results

For the quarter, total revenues before cost reimbursements increased by $14.2 million to $102.8 million due to the addition of twelve full-service hotels in January 2004.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) increased by $3.3 million to $10.7 million in the first quarter of 2004. This was due to the elimination of deficits incurred in the first quarter of 2003 on a lease with Hospitality Properties Trust (“HPT”). which was terminated and converted to a management agreement in December 2003, and operating improvements at existing hotels. Interest expense declined by 14.4% to $4.8 million for the quarter ended March 31, 2004, primarily due to debt reductions.

Revenue per available room (“REVPAR”) at our comparable hotels increased by 1.4% in the first quarter of 2004 as compared to the first quarter of 2003. The results were driven by a higher average daily rate (“ADR”). For the first quarter of 2004, ADR increased by 3.5% to $69.59 and occupancy decreased by 1.2 percentage points to 57.7%. Gross operating profit margins at comparable hotels increased by 1.4 percentage points due to higher ADR and operating efficiencies.

System-Wide Performance

For the first quarter of 2004, we reported a 3.7% REVPAR increase at our comparable AmeriSuites hotels, as occupancy increased by 1.9 percentage points to 59.9% and ADR increased by 0.5% to $71.11. Increases were reported in Dallas, Miami, Orlando and Phoenix while decreases were posted in Chicago and Nashville.

For the first quarter of 2004, we reported a 1.0% REVPAR decrease at our comparable Wellesley Inns & Suites hotels, ADR increased by 6.8% to $61.60 and occupancy decreased by 4.6 percentage points to 58.2%. The South Florida and Phoenix markets reported increases while revenues decreased in Austin and the Northeast.

Prime’s upscale full-service hotels, which are located in the Northeast, reported a 2.3% REVPAR decrease for the first quarter of 2004 as occupancy decreased by 2.1 percentage points to 52.0% and ADR increased by 1.6% to $114.13. The full-service hotels were impacted by a decrease in group business at the Saratoga Springs, NY hotel.

Hotel Developments

As of March 31, 2004, we had 148 AmeriSuites, 81 Wellesley Inns & Suites and three Prime Hotels in operation. Although we intend to expand our brands through franchising, we will consider corporate development or acquisition opportunities in strategic markets.

Under our new management agreement with HPT, in January 2004 we began operating twelve full-service hotels currently branded as Wyndham hotels. We are in the process of converting these hotels to the Prime Hotels and Resorts brand with our first conversion in downtown Salt Lake City to occur in mid-May. We expect all the conversions to the Prime brand to be completed by mid-year. We currently have three Prime Hotels open, including two Radisson hotels in Fairfield, NJ and Secaucus, NJ which we converted on March 1, 2004. We expect that by July 2004 we will have 15 Prime Hotels in 10 states encompassing almost 3,000 guestrooms.

Currently, we have four AmeriSuites under construction and a pipeline of 20 executed franchise agreements, including three in the planning stage. There is also one franchised Wellesley Inn under conversion.

During the quarter, we continued our installation of high speed internet access in our AmeriSuites, Wellesley Inns & Suites and Prime Hotels and Resorts brands. This new amenity will be available on both a wired and wireless basis in all guest and meeting rooms and via wireless access in all common areas, including hotel lobbies, fitness centers, pool areas and restaurants. We have installed this feature in the majority of our hotels and expect the installations to be complete by the end of the second quarter of 2004.

Financial Condition

As of March 31, 2004, we had $227.7 million in debt and $14.4 million in cash and cash equivalents. Our debt to book capitalization percentage is 25.1%. Our debt to last twelve months EBITDA ratio is 3.75 times, and our EBITDA to interest is 3.21 times. Under our revolving credit facility, we are required to maintain a debt to EBITDA ratio of 4.25 times and an EBITDA to interest ratio of 2.50 times.

2004 Outlook

Our current estimate is that REVPAR for comparable hotels will increase by 3% - 4% for the full year 2004 resulting in EBITDA in the range of $65 - $70 million and earnings per share before asset transactions in the $.05 - $.10 range. We estimate earnings per share for the second quarter of 2004 to be $0.08 per share.

We currently expect capital expenditures to be approximately $15 million in 2004 with the majority to be spent on maintenance capital. Based on the EBITDA estimates and after deducting interest, taxes and maintenance capital expenditures, we would expect to generate approximately $30 million in free cash flow in 2004 before asset sales.

Prime Hospitality Corp., one of the nation’s premiere lodging companies, owns, manages and franchises 258 hotels throughout North America. The Company owns and operates three proprietary brands that compete in different segments: AmeriSuites® (all-suites), Wellesley Inns & Suites® (limited-service) and Prime Hotels & Resorts (full-service). Also within our portfolio are owned and/or managed hotels operated under franchise agreements with national hotel chains including Hilton, Sheraton, Holiday Inn and Ramada. Prime can be accessed over the internet at www.primehospitality.com.

Prime Hospitality Corp. will hold a conference call on April 29, 2004 at 9:30 a.m. EST to discuss our first quarter results. Investors and members of the media may participate by calling 800-243-6403. A recording of the call will be available through May 13, 2004 by calling 800-839-6713 and using the conference ID# 6046670.

Statements in this press release, other than statements of historical information, may constitute forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe”, “anticipate”, “project”, “expect”, “intends”, “may result”, “will continue”, and words of similar impact identify forward-looking statements. Forward-looking statements involve known and unknown risks which may cause the Company’s actual results in future periods to differ materially from expected results. These risks include but are not limited to changes in economic conditions, supply and demand changes for hotel rooms, competition within the lodging industry, relationships with owners, franchisees and suppliers, the impact of government regulations, the availability of capital, the ability to attract and retain personnel and the impact of emerging technologies. Prime undertakes no obligation to update the information set forth herein. For further information regarding forward-looking statements and to some of the factors and uncertainties affecting us, please refer to the Company’s filings with the Securities and Exchange Commission (SEC) copies of which are available from the SEC or may be obtained upon request from the Company.

PRIME HOSPITALITY CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
THREE MONTHS ENDED MARCH 31, 2004 AND 2003
(In Thousands, Except Per Share Amounts)

	2004	2003
Revenues:
Owned hotels	$61,187	$62,268
Cash flow hotels	35,258	20,799
Management, franchise and other fees	6,330	5,494

Total revenue before cost reimbursements	102,775	88,561
Cost reimbursements	7,895	7,206

Total revenue	110,670	95,767
Costs and expenses:
Owned hotels	43,649	45,243
Cash flow hotels	37,013	25,470
Brand operating	4,206	3,531
General and administrative	7,231	6,900
Depreciation and amortization	10,255	10,633

Total costs and expenses before reimbursable costs	102,354	91,777
Reimbursable costs	7,895	7,206

Total costs and expenses	110,249	98,983
Operating income (loss)	421	(3,216)
Investment income	25	442
Interest expense	(4,818)	(5,628)
Gains (losses) on retirement of debt	—	800
Other income (loss)	11	—

Income (loss) before equity in earnings of unconsolidated joint ventures, income taxes and discontinued operations	(4,361)	(7,602)
Equity in earnings of unconsolidated joint ventures	74	190

Income (loss) before income taxes and discontinued operations	(4,287)	(7,412)
Provision (benefit) for income taxes	(1,672)	(2,891)

Income (loss) before discontinued operations	(2,615)	(4,521)
Discontinued operations:
Income (loss) from discontinued operations, net of income taxes	(126)	(565)
Gain (loss) on disposal, net of income taxes	(121)	(1,546)

Net income (loss)	$(2,862)	$(6,632)

Earnings (loss) per common share:
Basic:
Income (loss) before discontinued operations	(0.06)	$(0.10)
Income (loss) from discontinued operations	—	(0.05)

Net income (loss)	$(0.06)	$(0.15)

Diluted:
Income (loss) before discontinued operations	$(0.06)	$(0.10)
Income (loss) from discontinued operations, net of income taxes	—	(0.05)
Net income (loss)	$(0.06)	$(0.15)

Prime Hospitality Corp.
Balance Sheet Information
(Unaudited)
(In Thousands, except per share amounts)

	March 31,	December 31,
	2004	2003
Cash and cash equivalents	$14,372	$12,901
Fixed assets	917,999	925,380
Total assets	1,004,267	1,007,305
Revolving credit facility	35,000	35,000
Other debt	192,690	193,602

Total debt	227,690	228,602
Stockholders’ equity	$680,064	$681,014
Quarterly weighted average diluted shares outstanding	44,838	44,737
Book value per quarterly weighted average diluted share	$15.17	$15.22

Prime Hospitality Corp.
Comparable Hotel Performance Summary
March 31, 2004

	Three Months Ended
	March 31,
	2004	2003	Variance
Owned and Leased Hotels:
Occupancy	57.7%	58.9%	(1.2) pts.
ADR	$69.59	$67.21	3.5%
REVPAR	$40.14	$39.59	1.4%
System-Wide Hotels:
AmeriSuites
Occupancy	59.9%	58.0%	1.9 pts.
ADR	$71.11	$70.74	0.5%
REVPAR	$42.56	$41.04	3.7%
Wellesley Inns & Suites
Occupancy	58.2%	62.8%	(4.6) pts.
ADR	$61.60	$57.68	6.8%
REVPAR	$35.88	$36.24	(1.0)%
Full-Service Brands
Occupancy	52.0%	54.1%	(2.1) pts.
ADR	$114.13	$112.33	1.6%
REVPAR	$59.40	$60.79	(2.3)%

Prime Hospitality Corp.
Hotel Statistics
March 31, 2004

	March 2004
	# of	# of
	Hotels	Rooms
AmeriSuites
Owned	62	8,024
(1) Managed-Cash Flow Interest	42	5,214
Managed	8	1,077
Franchised	36	4,196

Total	148	18,511
Wellesley Inns & Suites
Owned	56	6,901
Managed	6	668
Franchised	19	1,895

Total	81	9,464
(2) Prime Hotels & Resorts
Owned	3	595

Total	3	595
(2) Non-Proprietary Brands
Owned	2	505
(1) Managed — Cash Flow Interest	12	2,321
Managed	10	1,934
Joint Venture	2	665

Total	26	5,425
Total Portfolio
Owned	123	16,025
Managed — Cash Flow Interest	54	7,535
Managed	24	3,679
Franchised	55	6,091
Joint Venture	2	665

Total	258	33,995

Note:	1)	The managed-cash flow interest hotels are operated under management agreements where Prime guarantees a minimum level of cash flow and has a significant participation in cash flow above the minimum levels.
	2)	The non-proprietary brand hotels include 12 managed-cash flow hotels to be converted to the Prime hotel brand in 2004.

Prime Hospitality Corp.
Supplemental Financial Information Reconciliation of Net Income
(Unaudited)
Three Months Ended March 31, 2004 and 2003
($ in thousands)

	Three Months Ended
	March 31,
	2004	2003
Net income (loss) before discontinued operations	$(2,615)	$(4,521)
Provision (benefit) for income taxes	(1,672)	(2,891)
Loss (gain) from asset transactions	(11)	(800)
Equity in earnings of unconsolidated joint ventures	(74)	(190)
Interest expense	4,818	5,628
Investment income	(25)	(442)
Depreciation and amortization	10,255	10,633

EBITDA	$10,676	$7,417